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FOR IMMEDIATE RELEASE
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                                           Contact: Gregory Reams
                                                    Central Garden & Pet
                                                    510/283-4573

                                                    Paul Verbinnen/Debbie Miller
                                                    Sard Verbinnen & Co
                                                    212/687-8080


               CENTRAL GARDEN & PET TO ACQUIRE TFH PUBLICATIONS

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      LAFAYETTE, CA, December 8, 1997 -- Central Garden & Pet Company (NASDAQ:
CENT) today announced that it has entered into a definitive agreement to acquire the stock of TFH Publications, Inc., a manufacturer of premium dog chews and the largest producer of pet books in the U.S., for $70 million in cash for the stock of TFH Publications and $12 million for the stock of a related company, subject to certain adjustments, plus earn-outs. Management expects the transaction to be accretive to Central earnings.

      TFH Publications, which is based in Neptune City, New Jersey, produces a wide array of pet books and also manufactures premium dog chews and edible bones under the brand name Nylabone/R/. In addition to approximately 1,200 titles in print, TFH Publications produces two monthly magazines and twelve quarterly magazines plus the Nylabone/R/, Gumabone/R/, Flexibone/R/ and Nylabone Edible/TM/ product lines. The company has approximately 275 employees and had approximately $32 million in annual sales in 1996.

      Central Garden & Pet Company is the leading national distributor of lawn and garden and pet supply products. Central offers customers a wide array of services designed to increase the sales and profitability of both manufacturers and retailers, including inventory management, advertising and promotional programs, in-store design and display assistance and sales program development. Central also offers lines of proprietary branded products which include Zodiac/R/ and Four Paws/R/ pet products, Island/R/ aquariums, Matthews/R/ redwood products and Grant's/R/ ant control products.

      "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including statements relating to the future financial results of the acquired business, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from
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those set forth in or implied by forward looking statements. These risks are described in the Company's Securities and Exchange Commission filings.

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